As filed with the Securities and Exchange Commission on February 7, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOOGLE INC.

(Exact name of Registrant as specified in its charter)

Delaware	7375	77-0493581
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eric Schmidt

Chief Executive Officer

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Drummond, Esq. Donald S. Harrison, Esq. David T. Sobota, Esq. Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 (650) 253-0000	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value	3,233,464	$472.10	$1,526,518,354.40	$163,337.46

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the high and low prices of the registrant’s Class A Common Stock on February 5, 2007 as reported on the Nasdaq Global Select Market.

3,233,464 Shares

Google Inc.

Class A Common Stock

All of the shares of our Class A common stock in this offering are being sold by the selling stockholders identified in this prospectus or a supplement hereto. The shares of our Class A common stock that may be offered by each selling stockholder using this prospectus represent shares of our Class A common stock that we issued to such selling stockholder in connection with our acquisition of YouTube, Inc. We will not receive any of the proceeds from the sale of these shares of our Class A common stock by the selling stockholders.

We have two classes of authorized common stock, Class A common stock and Class B common stock. Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “GOOG.” The last reported sale price of our Class A common stock on February 5, 2007 was $467.16 per share.

This prospectus describes the general manner in which the shares of our Class A common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of Class A common stock may be offered and sold will be described in a supplement to this prospectus.

Investing in our securities involves risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q filed on November 8, 2006 (which document is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2007.

i

FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include all statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy, plans and objectives of management for future operations, statements relating to the costs associated with implementing our TSO program, our expected stock-based compensation charges, the expected dilution related to equity grants to our employees and our anticipated effective tax rate for 2007. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. These statements are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, risks related to our hiring patterns, the amount of stock-based compensation we issue to our service providers, the uncertain and complex nature of tax forecasting and the fact that we may have exposure to greater than expected tax liabilities. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K filed with the Commission. See “Where You Can Find Additional Information.” We provide a cautionary discussion of selected risks and uncertainties regarding an investment in our Class A common stock in our periodic reports and in other documents that we subsequently file with the Commission.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors,” which we describe in our more recent quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed November 8, 2006 and in other documents that we subsequently file with the Securities and Exchange Commission.

Google Inc.

Google Inc. is a global technology leader focused on improving the ways people connect with information. Our innovations in web search and advertising have made our web site a top Internet destination and our brand one of the most recognized in the world. We maintain the largest, most comprehensive index of web sites and other content, and we make this information freely available to anyone with an Internet connection. Our automated search technology helps people obtain nearly instant access to relevant information from our vast online index.

We generate revenue primarily by delivering relevant, cost-effective online advertising. Businesses use our AdWords program to promote their products and services with targeted advertising. In addition, the thousands of third-party web sites that comprise the Google Network use our AdSense program to deliver relevant ads that generate revenue and enhance the user experience.

Our mission is to organize the world’s information and make it universally accessible and useful. We believe that the most effective, and ultimately the most profitable, way to accomplish our mission is to put the needs of our users first. We have found that offering a high-quality user experience leads to increased traffic and strong word-of-mouth promotion. Our dedication to putting users first is reflected in three key commitments we have made to our users:

•

We will do our best to provide the most relevant and useful search results possible, independent of financial incentives. Our search results will be objective and we will not accept payment for inclusion or ranking in them.

•

We will do our best to provide the most relevant and useful advertising. Advertisements should not be an annoying interruption. If any element on a search result page is influenced by payment to us, we will make it clear to our users.

•	We will never stop working to improve our user experience, our search technology and other important areas of information organization.

We believe that our user focus is the foundation of our success to date. We also believe that this focus is critical for the creation of long-term value. We do not intend to compromise our user focus for short-term economic gain.

Recent Developments

On January 31, 2007, we announced our unaudited interim financial results for the quarter and fiscal year ended December 31, 2006. These financial results included the following:

Revenue

Revenues of $3.21 billion for the quarter ended December 31, 2006, an increase of 67% compared to the fourth quarter of 2005 and an increase of 19% compared to the third quarter of 2006.

Google sites generated revenues of $1.98 billion, or 62% of total revenues, in the fourth quarter of 2006. This represents an 80% increase over fourth quarter 2005 revenues of $1.10 billion and a 22% increase over third quarter 2006 revenues of $1.63 billion.

Our partner sites generated revenues, through AdSense programs, of $1.20 billion, or 37% of total revenues, in the fourth quarter of 2006. This is a 50% increase over revenues of $799 million generated in the fourth quarter of 2005 and a 16% increase over third quarter 2006 revenues of $1.04 billion.

Revenues from outside of the United States contributed 44% of total revenues in the fourth quarter of 2006, compared to 44% in the third quarter of 2006 and 38% in the fourth quarter of 2005.

Aggregate paid clicks, which include clicks related to ads served on Google sites and our AdSense partners’ sites, increased approximately 61% over the fourth quarter of 2005 and approximately 22% over the third quarter of 2006.

Traffic Acquisition Costs

Traffic Acquisition Costs (“TAC”), the portion of revenues shared with our partners, increased to $976 million in the fourth quarter of 2006. This compares to TAC of $825 million in the third quarter of 2006. TAC as a percentage of advertising revenues was 31% in both the fourth quarter and the third quarter of 2006.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $916 million in the fourth quarter of 2006. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $60 million in the fourth quarter of 2006.

Other Cost of Revenues

Other cost of revenues, which is comprised primarily of data center operational expenses, as well as credit card processing charges, increased to $307 million, or 10% of revenues, in the fourth quarter of 2006, compared to $223 million, or 8% of revenues, in the third quarter of 2006.

Operating Expenses

Operating expenses, other than cost of revenues, were $862 million in the fourth quarter of 2006. These operating expenses included $493 million in payroll-related and facilities expenses.

Stock-Based Compensation

In the fourth quarter of 2006, the total charge related to stock-based compensation was $134 million as compared to $100 million in the third quarter of 2006.

We currently anticipate that we will launch our employee transferable stock options (“TSO”) program in the second quarter of 2007. Because all outstanding stock options granted under our 2004 Stock Plan after our initial public offering to employees other than our Executive Management Group will be modified to allow selling under the program, we expect to incur a modification charge in accordance with GAAP of approximately $90 million in the second quarter of 2007 related to vested options as of the end of that quarter and a charge of approximately $160 million over their remaining vesting periods of up to approximately four years related to unvested options.

The market value of our stock used to compute the above forecasted modification charges was $494 per share. The actual charge will be different to the extent the number of options outstanding at the time we launch the TSO program is different than our expectations, or to the extent the variables used to revalue these options, including the market value and volatility of our stock, are different.

Also, the fair value of each option granted under the TSO program in the future will be greater, resulting in more stock-based compensation per option. Before these incremental charges related to the TSO program, we currently estimate stock-based compensation charges for grants to employees prior to January 1, 2007 to be approximately $621 million for 2007. This does not include expenses to be recognized related to employee stock awards that are granted after January 1, 2007 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be at or below 2% per year.

Operating Income

Operating income for the fourth quarter was 2006 of $1.06 billion, or 33% of revenues. This compares to operating income of $931 million, or 35% of revenues, in the third quarter of 2006.

Net Income

Net income for the fourth quarter of 2006 was $1.03 billion as compared to $733 million in the third quarter of 2006.

Earnings Per Share

Earnings per share for the fourth quarter of 2006 was $3.29, on 313 million diluted shares outstanding, compared to $2.36 for the third quarter of 2006, on 311 million diluted shares outstanding.

Income Taxes

Our effective tax rate was 13% for the fourth quarter of 2006 and 23% for the full year of 2006. In December 2006, we entered into an Advanced Pricing Agreement (“APA”) with the IRS in connection with certain intercompany transfer pricing arrangements. The APA applies to the taxation years beginning in 2003. As a result of the APA, we reduced certain of our income tax contingency reserves and recognized an income tax benefit of $90 million in the fourth quarter of 2006.

We expect our effective tax rate for 2007 will be at or below 30%.

In addition, in the fourth quarter of 2006, the 2006 R&D tax credit was enacted, which resulted in a $78 million benefit to our provision for income taxes. $43 million of this benefit pertained to the first three quarters of 2006.

Cash Flow and Capital Expenditures

Net cash provided by operating activities for the fourth quarter of 2006 totaled $911 million as compared to $1 billion for the third quarter of 2006. In the fourth quarter of 2006, capital expenditures were $367 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment.

Cash

As of December 31, 2006, cash, cash equivalents, and marketable securities were $11.2 billion.

Corporate Information

We were incorporated in California in September 1998. In August 2003, we reincorporated in Delaware. On a worldwide basis, we employed 10,674 full-time employees as of December 31, 2006, up from 9,378 full time employees as of September 30, 2006. Our headquarters are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and our telephone number is (650) 253-0000. We maintain a number of web sites including www.google.com. The information on our web sites is not part of this prospectus.

Google, AdSense, AdWords, I’m Feeling Lucky, PageRank, Blogger, orkut, Picasa, Keyhole, Gmail and Sketchup are registered trademarks in the United States. Our unregistered trademarks include YouTube, dMarc, Froogle, Blog*Spot, Measure Map, JotSpot and Writely. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

You should carefully consider, among other things, the matters discussed under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q filed on November 8, 2006, and in other documents that we subsequently file with the Securities Exchange Commission, all of which are incorporated by reference to this Prospectus.

USE OF PROCEEDS

All of the shares of Class A common stock being offered hereby are being sold by the selling stockholders identified in this prospectus, their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of shares of Class A common stock. The selling stockholders will receive all of the net proceeds from this offering. See “Selling Stockholders.”

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

SELLING STOCKHOLDERS

This prospectus relates to the resale of shares of our Class A common stock held by the selling stockholders listed below. The selling stockholders acquired these shares from us in a private offering pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act in connection with our acquisition of YouTube, Inc. in November, 2006. The Registration Statement of which this prospectus is a part of has been filed pursuant to registration rights granted to the selling stockholders as part of our acquisition.

Under the terms of the registration rights agreement between us, the selling stockholders and other parties, we will pay all expenses of the registration of the shares of Class A common stock, including Commission filings fees, except that the selling stockholders will pay all underwriting discounts and selling commissions, if any. Our expenses for the registration of the shares of Class A common stock are estimated to be $333,337.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of Class A common stock held by the selling stockholders as of November 15, 2006. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling stockholders will sell all their shares of Class A common stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 223,387,165 shares of our Class A common stock outstanding at October 31, 2006, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of Class A common stock shown as beneficially owned.

Unless otherwise described below, to our knowledge, none of the selling stockholders nor any of their affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. In addition, based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers, if any, purchased the shares of Class A common stock outside the ordinary course of business or, at the time of their acquisition of the shares of Class A common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

The figures in the table below include shares of Class A common stock held in escrow for the selling stockholders pursuant to the Escrow Agreement, dated as of November 13, 2006 among us, U.S. Bank National Association and Keith Rabois. The figures in the table below also include restricted shares of Class A common stock issued to certain selling stockholders.

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Artis Microcap Fund, L.P.[3]	46,089	*	46,089	—	*
Artis Microcap Master Fund, L.P.[4]	36,501	*	36,501	—	*
Artis Technology 2X, L.P.[5]	3,693	*	1,308	2,385	*
Artis Technology 2X Ltd.[6]	45,809	*	22,016	23,793	*
Artis Technology Partners, L.P.[7]	974	*	427	547	*
Artis Technology Partners Ltd.[8]	20,565	*	11,504	9,061	*
Artis Technology Qualified 2X, L.P.[9]	17,156	*	7,098	10,058	*
Artis Technology Qualified Partners, L.P.[10]	5,834	*	3,906	1,928	*
The Chad Hurley Irrevocable Children’s Trust[11]	41,232	*	41,232	—	*
Christina Brodbeck[12]	18,898	*	18,898	—	*
David Chia-Wei Chen	20,616	*	20,616	—	*
Richard Chen	20,616	*	20,616	—	*
Sharon Chen	20,616	*	20,616	—	*
Steve Chen[13]	625,366	*	625,366	—	*
Steve Chen 2006 Grantor Retained Annuity Trust[14]	68,721	*	68,721	—	*
Colin Peter Corbett[15]	13,744	*	13,744	—	*
Dwipal Akhilesh Desai[16]	12,885	*	12,885	—	*
Cuong Do17	37,796	*	37,796	—	*
Kevin Christopher Donahue[18]	25,770	*	25,770	—	*
Mayrose Dunton[19]	8,590	*	8,590	—	*
Heather Nicole Gillette[20]	8,590	*	8,590	—	*
Carol Louise Gunby	5,154	*	5,154	—	*
Bradley Wayne Heilburn[21]	12,885	*	12,885	—	*
Shannon Hermes[22]	2,577	*	2,577	—	*
Brent Hurley[23]	22,334	*	22,334	—	*
Chad Hurley[24]	694,087	*	694,087	—	*
Donald Hurley and JoAnn Hurley, as joint tenants[25]	10,308	*	10,308	—	*
Heather Michelle Hurley	6,872	*	6,872	—	*
Jawed Karim	137,443	*	137,443	—	*

	Prior to the offering[1]			Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned		Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Erik Klein[26]	7,731		*	7,731	—	*
Christopher Maxcy[27]	5,583		*	5,583	—	*
Jacob Mark McGuire[28]	3,436		*	3,436	—	*
Christopher Miller	6,013		*	6,013	—	*
Yu Pan[29]	75,593	[30]	*	75,593	—	*
Michael Kenneth Powers	4,295		*	4,295	—	*
Hong J. Qu31	6,013		*	6,013	—	*
Keith Rabois	8,590		*	8,590	—	*
Matthew Noel Rizzo[32]	7,731		*	7,731	—	*
Micah Jody Schaffer Shebar[33]	3,436		*	3,436	—	*
Michael Abe Solomon[34]	41,232		*	41,232	—	*
Julie Rebecca Supan[35]	10,308		*	10,308	—	*
Sequoia Capital XI, L.P.[36,37,38]	941,027		*	941,027	—	*
Sequoia Capital XI, L.P. Transferees:[39]
Alfred I. duPont Testamentary Trust[40]	13,707		*	5,413	8,294	*
Trustees of Amherst College[41]	7,216		*	7,216	—	*
Barr Foundation[42]	14,434		*	14,434	—	*
The Bat Hanadiv Foundation No. 3[43]	3,608		*	3,608	—	*
Trustees of Boston University[44]	1,700		*	1,700	—	*
Brown University[45]	3,608		*	3,608	—	*
CDB Web Tech International LP46	7,216		*	7,216	—	*
The Church Pension Fund[47]	40,515		*	7,216	33,299	*
The President and Trustees of Colby College[48]	7,608		*	3,608	4,000	*
The Trustees of Columbia University in the City of New York[49]	14,434		*	14,434	—	*
Commonfund Capital Venture Partners VI, L.P.[50]	18,042		*	18,042	—	*
Trustees of Dartmouth College[51]	8,989		*	7,216	1,773	*
The Trustees of Davidson College[52]	3,608		*	3,608	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
The Duke Endowment[53]	20,539	*	10,826	9,713	*
Employees’ Retirement Plan of Duke University[54]	1,352	*	1,352	—	*
FLAG Venture Partners IV, L.P.[55]	10,826	*	10,826	—	*
The Ford Foundation[56]	218,989	*	25,257	193,732	*
Gordon E. and Betty I. Moore Foundation[57]	14,434	*	14,434	—	*
Gothic Corporation[58]	13,079	*	13,079	—	*
Trustees of Grinnell College[59]	3,608	*	3,608	—	*
HarbourVest Partners VII-Venture Partnership Fund, L.P.[60]	19,847	*	19,847	—	*
Harvard Management Private Equity Corporation[61]	37,866	*	18,042	19,824	*
State Street Bank and Trust Company as Trustee for Hewlett-Packard Company Master Trust[62]	98,613	*	5,413	93,200	*
HFI Private Equity Ltd.[63]	3,608	*	3,608	—	*
International Bank for Reconstruction and Development, as Trustee for the Retired Staff Benefits Plan and Trust[64]	5,413	*	5,413	—	*
Innotech Investments Limited[65]	3,608	*	3,608	—	*
The J. Paul Getty Trust[66]	3,608	*	3,608	—	*
The James Irvine Foundation[67]	14,721	*	9,021	5,700	*
522 Fifth Avenue Fund, L.P.[68]	71	*	71	—	*
J.P. Morgan Pooled Venture Capital Institutional Investors II, LLC[69]	11,015	*	11,015	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
J.P. Morgan Pooled Venture Capital Private Investors II, LLC[70]	3,345	*	3,345	—	*
Knightsbridge Integrated Holdings V LP71	17,924	*	14,434	3,490	*
Legacy Venture II, LLC[72]	1,805	*	1,805	—	*
Massachusetts Institute of Technology[73]	14,434	*	14,434	—	*
Kleinwort Benson (Channel Islands) Ltd as Custodian for VenCap 6 Ltd[74]	3,608	*	3,608	—	*
The M.I.T. Retirement Plan – Benefits Fund[75]	3,608	*	3,608	—	*
M. J. Murdock Charitable Trust[76]	17,414	*	10,207	7,207	*
Morse V Partners[77]	1,805	*	1,805	—	*
Northwestern University[78]	12,068	*	3,608	8,460	*
Park Street Capital Private Equity Fund V, L.P.[79]	5,413	*	5,413	—	*
Partners Healthcare System, Inc. – Long Term Pool[80]	5,413	*	5,413	—	*
Kleinwort Benson (Channel Islands) Ltd as Custodian for VenCap 9 Ltd[81]	9,021	*	9,021	—	*
The Trustees of Princeton University[82]	19,847	*	19,847	—	*
Adveq Technology III C.V.[83]	9,021	*	9,021	—	*
University of Virginia Investment Management Company[84]	5,413	*	5,413	—	*
The Regents of the University of Minnesota[85]	5,413	*	5,413	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Rensselaer Polytechnic Institute[86]	7,516	*	7,216	300	*
The Rockefeller Foundation[87]	19,609	*	5,409	14,200	*
The San Francisco Symphony[88]	1,700	*	1,700	—	*
The President and Board of Trustees of Santa Clara College, dba Santa Clara University[89]	4,761	*	3,608	1,153	*
Sherman Fairchild Foundation[90]	24,066	*	5,413	18,653	*
Spur Ventures, L.P.[91]	3,608	*	3,608	—	*
SVB Strategic Investors Fund II, L.P.[92]	5,413	*	5,413	—	*
University of Minnesota Foundation Investment Advisors[93]	5,413	*	5,413	—	*
University of Notre Dame du Lac[94]	39,848	*	19,847	20,001	*
Oxford University Fund L.P.[95]	3,402	*	3,402	—	*
University of Rochester[96]	3,608	*	3,608	—	*
University of Southern California[97]	30,901	*	18,042	12,859	*
University Technology Ventures, LP98	12,629	*	12,629	—	*
The Vanderbilt University[99]	17,011	*	17,011	—	*
Wellesley College100	3,608	*	3,608	—	*
The William and Flora Hewlett Foundation101	28,923.18	*	7,216	21,707.18	*
The President and Trustees of Williams College102	12,808	*	3,608	9,200	*
WIP Investment Associates, LLC103	14,434	*	14,434	—	*
Yale University104	18,042	*	18,042	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
All Other Sequoia Capital XI, L.P. Investors and Their Transferees who Beneficially Own, in the Aggregate, Less than 1% of the Class A common stock105	409,058	*	409,058	—	*
Sequoia Capital XI Principals Fund106, 107	102,376	*	102,376	—	*
Sequoia Technology Partners XI108, 109, 110	29,724	*	29,724	—	*
Sequoia Technology Partners XI Transferees:111
505 Ventures112	127	*	127	—	*
Agus Family Trust113	170	*	170	—	*
Jeffry Robert Allen and Teri Allen, or their successors, Trustees of The Jeffry and Teri Allen Revocable Trust dated January 29, 2002114	340	*	340	—	*
Allen Alley	170	*	170	—	*
Ralph L. Arnheim, III	42	*	42	—	*
Marc Lowell Andreessen & JP Morgan Trust Company, N.A., Trustees of the Andreessen 1996 Living Trust115	256	*	256	—	*
The Farouk Arjani Trust, Farouk Arjani Trustee, 12/2/98116	170	*	170	—	*
Larry Mark Augustin	170	*	170	—	*
Nicholas Bambos	51	*	51	—	*
Carol Ann Bartz Trust U/A dtd 10/14/87117	340	*	340	—	*
Nanbeau Inc.118	170	*	170	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Asheem Chandna and Aarti Chandna, as Trustees of the Chandna Family Revocable Trust of April 13, 1998119	340	*	340	—	*
Ronald & Gayle Conway as Trustees of the Conway Family Trust Dated 9/25/96120	6,431	*	170	6,261	*
Nathaniel de Rothschild	170	*	170	—	*
D&H Family Trust121	511	*	511	—	*
John Dillon	340	*	340	—	*
John M. Donovan	170	*	170	—	*
The Dury Revocable Trust, David & Anneke Dury, Trustee 6/30/99122	170	*	170	—	*
F&W Investments LLC - Venture Investors Series V123	427	*	427	—	*
GC&H Investments, LLC124	680	*	680	—	*
G&H Partners125	680	*	680	—	*
Gill Family Trust, Frank & Mary Gill Trustees, 8/24/90126	340	*	340	—	*
Steven & Florence Goldby as Trustees of The Steven & Florence Goldby Trust dated October 1994127	170	*	170	—	*
Charles A. & Christina A. Holloway Trust128	86	*	86	—	*
Kenneth L. Hausman129	170	*	170	—	*
Joseph Meir Hellerstein	17	*	17	—	*
HEWM Investors II, LLC - Fund XV130	595	*	595	—	*
Bradley Steven Howe	86	*	86	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
The Andrew M. Isaacs and Janet C. Kappmeyer Trust Dated December 20, 2005131	86	*	86	—	*
The Jagadeesh Family Trust dated 8/9/98 Trustees B.V. Jagadeesh and Anuradha Jagadeesh132	170	*	170	—	*
The JGA Trust u/a/d 9/18/00 Joseph Ansanelli, Trustee133	170	*	170	—	*
The Klayko Living Trust dated August 7, 1998134	170	*	170	—	*
Steven R. Kleiman and M. Helen Bradley Revocable Trust U/A/D July 18, 2002, Steven R. Kleiman and M. Helen Bradley Co-trustees135	170	*	170	—	*
Randall J. Kruep and Donna J. Kruep, Trustees, the Kruep Family Trust Dated April 14, 2000136	340	*	340	—	*
John Harry Kunze	170	*	170	—	*
Latham & Watkins LLP137	170	*	170	—	*
James K. Lau and Katherine S. Lau, Trustees of the KNSK Trust UDT Dated 9/18/00138	544	*	340	204	*
Robert and Francine Lent Living Trust139	86	*	86	—	*
Leslie Investments LLC140	340	*	340	—	*
Epping Investment, LLC141	256	*	256	—	*
The Timothy Mott Trust142	256	*	256	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Nicholas W. McKeown Trustee and My T Le Trustee McKeown-Le Family Trust Agreement 12/20/99143	86	*	86	—	*
Thomas F. Mendoza and Kathy S. Mendoza	340	*	340	—	*
Moonlight, LLC144	170	*	170	—	*
Nicholas G and Jo Anne Moore Revocable Trust Dated July 1988145	330	*	170	160	*
Ty Taik Nam	86	*	86	—	*
Newton/Michel Family Trust146	86	*	86	—	*
Bradford C. O’Brien and Judith M O’Brien UTA dated 7/1/92 Family Trust147	886	*	86	800	*
Omano Ventures LP148	170	*	170	—	*
Gururaj Pangal	86	*	86	—	*
Maurice R. Povich	170	*	170	—	*
Prang Enterprises Inc.149	835	*	170	665	*
Lawrence F. Probst, III	5,048	*	170	4,878	*
Rockpoint Capital I, LLC150	583	*	340	243	*
Thurman J. Rodgers	340	*	340	—	*
Paul L. Saffo and Jennifer Saffo as Trustees of the Saffo Living Trust151	86	*	86	—	*
Santora Properties Trust DTD 10/7/87152	840	*	340	500	*
Forrest D. Sawyer	170	*	170	—	*
Gregory George Schott	86	*	86	—	*
Amit Shah Family Trust dtd 01-16-96. Amit Shah and Bela Shah trustees153	170	*	170	—	*
Strauch/Kulhanjian Family Trust Dtd 12/3/92154	170	*	170	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
David Hitz, Trustee, The Sundance Trust u/a/d 1/17/02155	340	*	340	—	*
Sunny Century LLP156	170	*	170	—	*
SVB Qualified Investors Fund, LLC157	851	*	851	—	*
Timark LP158	31,418	*	340	31,078	*
Tomasetta Family Partnership, LP159	3,770	*	340	3,430	*
VLG Investments LLC160	427	*	427	—	*
Daniel J. Warmenhoven & Charmaine A. Warmenhoven, Trustees of The Warmenhoven 1987 Revocable Trust UTD 12-16-87, as amended161	340	*	340	—	*
Wimmer Family Trust162	86	*	86	—	*
WS Investment Company, LLC (2003A)163	851	*	851	—	*
WS Investment Company, LLC (2003C)164	512	*	512	—	*
WS Investment Company, LLC (2003D)165	340	*	340	—	*
Jerry Chih-Yuan Yang, Trustees Jerry Yang 1996 Revocable Trust Dtd. 7/30/96166	340	*	340	—	*
All Other Sequoia Technology Partners XI Investors and Their Transferees who Beneficially Own, in the Aggregate, Less than 1% of the Class A common stock167	11,443	*	11,443	—	*

	Prior to the offering[1]		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Triplepoint Capital LLC168	13,744	*	13,744	—	*
WS Investment Company, LLC (2005A)169	6,135	*	6,135	—	*
WS Investment Company, LLC (2006A)170	644	*	644	—	*
All Other Selling Stockholders who Beneficially Own, in the Aggregate, Less than 1% of the Class A common stock171	15,904	*	15,904	—	*
Total Shares Registered:172			4,204,215

*	Represents less than 1% of the total aggregate amount of shares of Class A common stock outstanding as of October 31, 2006.
1	The amounts set forth in this column include the shares of Class A common stock beneficially owned by each selling stockholder as of November 15, 2006 (including options that are currently exercisable or will become exercisable within sixty days thereof). Google Inc. has also issued restricted stock units to certain selling stockholders pursuant to the Amended and Restated YouTube, Inc. 2005 Stock Plan assumed by Google Inc. Each restricted stock unit represents a contractual right to receive one share of Class A common stock of Google Inc. The number of shares of Class A common stock set forth in this table does not include the restricted stock units held by certain selling stockholders.
2

The amounts set forth in this column are the numbers of shares of Class A common stock that may be offered by each selling stockholder using this prospectus. These amounts do not represent any other shares of our Class A common stock that the selling stockholders may own beneficially or otherwise.

3

Artis Capital Management, L.P. (“Artis”) is the general partner and investment adviser of Artis Microcap Fund, L.P. Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Stuart L. Peterson is the president and sole owner of Artis Inc. and exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

4

Artis Microcap GP, LLC (“Microcap GP”) is the general partner of Artis Microcap Master Fund, L.P. Artis Capital Management, L.P. (“Artis”) is the sole member and manager of Microcap GP and Artis Inc. (“Artis Inc.”) is the general partner of Artis. Stuart L. Peterson is the president and sole owner of Artis Inc. and exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

5

Artis Capital Management, L.P. (“Artis”) is the general partner and investment adviser of Artis Technology 2X, L.P. Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Stuart L. Peterson is the president and sole owner of Artis Inc. and exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

6

Artis Capital Management, L.P. (“Artis”) is the investment adviser and attorney-in-fact of Artis Technology 2X Ltd. Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Stuart L. Peterson is the president of Artis Inc. and exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

7

Artis Capital Management, L.P. (“Artis”) is the general partner and investment adviser of Artis Technology Partners, L.P. Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Stuart L. Peterson is the president and sole owner of Artis Inc. and exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

8

Artis Capital Management, L.P. (“Artis”) is the investment adviser of Artis Technology Partners Ltd. Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Stuart L. Peterson is the president and sole owner of Artis Inc. and exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

9

Artis Capital Management, L.P. (“Artis”) is the general partner and investment adviser of Artis Technology Qualified 2X, L.P. Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Stuart L. Peterson is the president and sole owner of Artis Inc. and exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

10

Artis Capital Management, L.P. (“Artis”) is the general partner and investment adviser of Artis Technology Qualified Partners, L.P. Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Stuart L. Peterson is the president and sole owner of Artis Inc. and exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

11	Brent Hurley as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
12	Christina Brodbeck was Senior User Interface Designer at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
13	Steve Chen was one of the founders of YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
14	Steve Chen exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
15	Colin Peter Corbett was Director for Networking at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
16	Dwipal Akhilesh Desai was Senior Engineer at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
17	Cuong Do was Engineering Manager at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
18	Kevin Christopher Donohue was Vice President of Content at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
19	Mayrose Dunton was Director of Product Development at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
20	Heather Nicole Gillette was Director of Customer Support at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
21	Bradley Heilburne was Systems Architect at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
22	Shannon Hermes was Office Manager/Administrative at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
23	Brent Hurley was Director of Finance and Operations at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
24	Chad Hurley was the Chief Executive Officer at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
25

Donald Hurley is an independent contractor with Thrivent Investment Management, a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

26	Erik Klein was Senior Software Engineer at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
27	Christopher Maxcy was Vice President of Business Development at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
28	Jacob Mark McGuire was Software Engineer at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
29	Yu Pan was Senior Software Engineer at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
30

The amount set forth in this column does not include approximately 35 shares of Class A common stock over which an external money manager exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

31	Hong J. Qu was User Interface Designer at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
32	Matthew Noel Rizzo was software Engineer at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
33	Micah Jody Schaffer Shebar was Community Advocate at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
34	Michael Abe Solomon was Principal Architect at YouTube, Inc. and is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
35	Julie Rebecca Supan is currently employed by Google Inc. or one of its wholly-owned subsidiaries.
36

The general partner of Sequoia Capital XI, L.P. is SC XI Management, LLC (“SC Management”). Michael J. Mortiz, Douglas M. Leone, Michael L. Goguen, Mark D. Kvamme, Sameer Gandhi and James J. Goetz are managing members of SC Management and exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

37

Sequoia Capital XI, L.P. has informed us that it plans to distribute its shares of Class A common stock to its investors following the filing of this Registration Statement. Those of such transferees that were made known to us based upon written representations from the selling stockholders are listed in the table under the heading “Sequoia Capital, XI L.P. Transferees.”

38

During the last three years, Sequoia Capital VIII has held a greater than 10% interest in shares of Class A common stock of Google Inc. Additionally, Michael J. Moritz, a managing member of Sequoia Capital VIII, is a member of the Board of Directors of Google Inc.

39

This category includes selling stockholders who will receive the shares of Class A common stock distributed by Sequoia Capital XI, L.P. to its investors following the filing of this Registration Statement. Unless otherwise noted, the amounts reflected in this category do not include any other shares of Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with or investment in Sequoia Capital XI, L.P.

40	Michael E. Beblo, David D. Gonino and Kara P. Riley exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
41	Peter J. Shea as Treasurer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
42	Benjamin A. Gomez and Sharon G. Siegel, together exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
43	Béatrice Curty Gollay as Director exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
44	Kenneth G. Condon as Treasurer and Martin J. Howard as Assistant Treasurer exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
45	Cynthia Frost as Vice President and Chief Investment Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
46

Rob Wright, Alastair Bruce, Rhoderick Swire and Carol Kennedy, as directors of Pantheon Ventures Limited, the manager of CDB Web Tech International LP, exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

47

William L. Cobb, Jr. as Executive Vice President and Helen Fox-O’Brien as Senior Vice President exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

48

T. Rowe Price Associates, Inc. is a registered investment advisor to Colby College. The T. Rowe Price Proxy Committee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus. Hugh M. Evans III is the portfolio manager for the Colby College account.

49

Columbia Investment Management Company LLC, on behalf of the Trustees of Columbia University in the City of New York, exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

50

Fairfield Partners 2001 LLC, the General Partner of Commonfund Capital Venture Partners VI, L.P. (“Commonfund Capital”), exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus. Commonfund Capital is an affiliate of Commonfund Securities, Inc., which is a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

51

Hugh Evans at T. Rowe Price exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus. T. Rowe Price is a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common stock being registered for resale in this prospectus.

52

John F. McCartney as Chair of the Corporation, Kenneth S Crews as Chair of the Finance Committee of the Corporation, Beverly S. Hance as Secretary of the Corporation, Robert F. Vagt as President of the Corporation and the President of Davidson College, Karen L. Goldstein as Vice President and Assistant Secretary of the Corporation and the Vice President for Business and Finance of Davidson College and Harrison L. Marshall, Jr. of Helms, Mulliss & Wicker, PLLC as an Assistant Secretary of the Corporation exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

53

The Trustees of the Duke Endowment according to the Indenture of Trust, established in 1924, exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

54

Hugh Wrigley as Investment Manager of the Duke Management Company, an Authorized Agent, and David R. Shumate as Vice President of the Duke Management Company, an Authorized Agent, exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

55

Flag Ventuer Company IV, LLC is the General Partner of the selling stockholder. The Executive Committee of the General Partner exercises the dispositive power over the shares of Class A common stock being registered for resale in this prospectus. The members of the Executive Committee are L. Peter Lawrence, Diana Frazier, Kathryn P. O’Neil and Louis Sciarretta.

56	Eric Doppstadt, Kim Lew, Yolanda Mercado, Linda Strumpf and Halliday Clark exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
57

Alice Ruth as Chief Investment Officer or Denise Strack as Director of Private Equity & Real Estate exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

58

Hugh Wrigley as Investment Manager at the Duke Management Company, an Authorized Agent and David R. Shumate as Vice President at the Duke Management Company, an Authorized Agent, exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

59	David S. Clay as Treasurer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
60

HarbourVest Partners, LLC as Managing Member of the General Partner of HarbourVest Partners VII-Venture Partnership Fund, L.P. exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus. D. Brooks Zug and Edward W. Kane are the Managing Members of HarbourVest Partners LLC.

61	Kevin Tunick as Authorized Signatory exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
62

Elizabeth D. Obershaw as President of Shoreline Investment Management Company, which is the Investment Manager to the State Street Bank and Trust Company as Trustee for Hewlett-Packard Company Master Trust, exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

63

Barry Shailer, Geoffrey Page and Harry Wilken as Directors and Susan Barclay as Office Manager exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

64

Garret A. McDonald as Principal Investment Officer in the Pension Investment Department exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

65

C.T.S. Stone as Chairman, B. Fung and J.F. Shea as Directors and T.P. McGing as Company Secretary exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

66	James M. Williams as Vice-President & Chief Investment Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
67	John R. Jenks as Chief Investment Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
68

Robertus Prajogi and Valerie Malter pursuant to the By-Laws of J.P. Morgan Investment Management Inc. each exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus. 522 Fifth Avenue Fund, L.P. is an affiliate of J.P. Morgan Securities Inc., a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

69

Robertus Prajogi and Valerie Malter pursuant to regulations adopted by the Board of Directors each exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus. J.P. Morgan Pooled Venture Capital Institutional Investors II, LLC is an affiliate of J.P. Morgan Securities Inc., a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

70

Robertus Prajogi and Valerie Malter pursuant to regulations adopted by the Board of Directors each exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus. J.P. Morgan Pooled Venture Capital Private Investors II, LLC is an affiliate of J.P. Morgan Securities Inc., a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

71

Joel Romines and Barbara Piette as Managing Principals and Rich Castleberry as a Principal of Knightsbridge Advisers Incorporated, the Manager of Knightsbridge Integrated Holdings V LP and a SEC Registered Investment Advisor, exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

72

Russell B. Hall and Chris A. Eyre as Managing Members exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus. The Managing Members of Legacy Venture II, LLC intend to donate 29.769% of Legacy Venture II, LLC’s holdings of the Class A common shares to Legacy Ventuer II, LLC’s donor advised fund account maintained and administered by Fidelity Investments Charitable Gift Fund. The Managing Members are authorized to direct funds from the donor advised fund account to qualifying non-profit organizations.

73

Seth Alexander as President of MIT Investment Management Co. and William A. Heitin as Managing Director of MIT Investment Management Co. exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

74

VenCap (Channel Islands) Limited is the manager of Kleinwort Benson (Channel Islands) Ltd as Custodian for VenCap 6 Ltd. Martin Sabey, Cuve Chaplin, Richard Thomas, Susan Lloyd, Michael Ashall and Ann Cooke, as the Directors of the manger, exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

75

Seth Alexander as President of MIT Investment Management Co. and William A. Heitin as Managing Director of MIT Investment Management Co. exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

76

James R. Martin as Chief Investment Officer of the M. J. Murdock Charitable Trust and W. Whitfield Gardner as Chairman & CEO of Gardner Lewis Asset Management exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

77	Walter Burke and Dr. Walter F. Burke, III as Managing Partners exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
78

William H. McLean as Vice President and Chief Investment Officer of Northwestern University exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

79

Robert Segel as member of the general partner, Park Street Capital Private Equity Fund V, LLC and Heather Foley as CEO of general partner Park Street Capital Private Equity Fund V, LLC exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

80	Michael T. Manning as Partners Healthcare System, Inc. Deputy Treasurer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
81

VenCap (Channel Islands) is the manager of Kleinwort Benson (Channel Islands) Ltd as Custodian for VenCap 9 Ltd. Martin Sabey, Clive Chaplin, Richard Thomas, Susan Lloyd, Michael Ashall and Ann Cooke, as directors of the manager, exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

82

Andrew K. Golden as President of the Princeton University Investment Company exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus. Shirley M. Tilghman, President of Princeton University and a Trustee of the Trustees of Princeton University is on the Board of Directors of Google Inc. The Trustees of Princeton University is a limited partner of Sequoia Capital XI, LP.

83

Bruno E. Raschle as Managing Director and Philippe Bucher as attorney-in-fact, together exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

84	Christopher J. Brightman as Chief Executive Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
85

Greg Schooler as Accounting Manager, Chris Suedbeck as Assistant Director and Stuart Mason as CIO exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

86	Walé Andeosun as Treasurer and Chief Investment Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
87	Donna J. Dean as Treasurer and Chief Investment Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
88	Brent Assink as Executive Director and Mark A. Koenig as Chief Financial Officer exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
89

John E. Kerrigan as Chief Investment Officer, Santa Clara University and Schott Capital Management, LLC as Investment Manager exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

90	Bonnie B. Himmelman as President and Walter F. Burke, III as Vice President exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
91

Spur Capital Management, LLC is the General Partner for Spur Ventures, L.P. Paul D. Fetsch, Paul A. Gompers, Joan C. Heidorn and C. Bradford Kelly as Members exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

92

A majority of the Managing Directors of selling stockholder’s General Partner, Aaron Gershenberg, John Otterson, Doug Hamilton and Jim Maynard, exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus. SVB Strategic Investors Fund II, L.P. is an affiliate of SVB Securities, SVB Alliant and SVB Alliant Europe, each a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

93	Douglas J. Gorence as President and Chief Investment Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
94

The University of Notre Dame du Lac employs T. Rowe Price Associates as a post-distribution manager. Hugh M. Evans III as Portfolio Manager at T. Rowe Price Associates exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

95

Sandra A. Urie and James N. Bailey as Directors of Church Greem Limited, which is the General Partner of Oxford University Fund L.P., exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

96	Joyce Johnson as Investment Officer and Douglas Phillips as Senior Vice President exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
97

Shott Capital is the investment manager hired by the University of Southern California to dispose and direct the Class A common stock being registered for resale in this prospective. George Shott as President and CEO of Shott Capital and Paul Wozniak as CFO of Shott Capital exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

98	Thomas Verdell, Brent Jones, Mark Harris and Jared Stone as Common Managing Members exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
99	William T. Spitz and Steve Bachus by power of Resolutions of the Board of Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
100

Diana Chapman Walsh as President of the College, David Blinder as Vice President for Resources and Public Affairs, Andrew B. Evans as Vice President for Finance and Treasurer, Lane L. Mendillo as Chief Investment Officer and Associate Treasurer and Louis E. Sousa as Chief Operating Officer of the Investment Office exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

101

Laurance R. Hoagland, Jr. as Vice President & Chief Investment Officer and Susan Ketcham as Treasurer exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus. The Hewlett Foundation’s distribution manager is T. Rowe Price Associates. T. Rowe Price is a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

102	Collette D. Chilton as Chief Investment Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
103

Richard D. Chapman as Vice President exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus. WIP Investment Associates, LLC is an affiliate of Arvest Investment Inc., a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

104	David F. Swensen as Chief Investment Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
105	To the extent required, holders in this category shall be added by means of a prospectus supplement or a post-effective amendment to this Registration Statement.
106

The general partner of Sequoia Capital XI Principals Fund is SC XI Management, LLC (“SC Management”). Michael J. Mortiz, Douglas M. Leone, Michael L. Goguen, Mark D. Kvamme, Sameer Gandhi and James J. Goetz are managing members of SC Management and exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

107

During the last three years, Sequoia Capital VIII has held a greater than 10% interest in shares of Class A common stock of Google Inc. Additionally, Michael J. Moritz, a managing member of Sequoia Capital VIII, is a member of the Board of Directors of Google Inc.

108

The general partner of Sequoia Technology Partners XI is SC XI Management, LLC (“SC Management”). Michael J. Mortiz, Douglas M. Leone, Michael L. Goguen, Mark D. Kvamme, Sameer Gandhi and James J. Goetz are managing members of SC Management and exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

109

During the last three years, Sequoia Capital VIII has held a greater than 10% interest in shares of Class A common stock of Google Inc. Additionally, Michael J. Moritz, a managing member of Sequoia Capital VIII, is a member of the Board of Directors of Google Inc.

110

Sequoia Technology Partners XI has informed us that it plans to distribute its shares of Class A common stock to its investors following the filing of this Registration Statement. Those of such transferees that were made known to us based upon written representations from the selling stockholders are listed in the table under the heading “Sequoia Technology Partners XI Transferees.”

111

This category includes selling stockholders who will receive the shares of Class A common stock distributed by Sequoia Technology Partners XI to its investors following the filing of this Registration Statement. Unless otherwise noted, the amounts reflected in this category do not include any other shares of Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with or investment in Sequoia Capital XI, L.P.

112	Robert E. Giles as Managing Partner exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
113	David Agus as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
114	Jeffry Allen and Teri Allen as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
115	Marc Lowell Andreessen as Trustee and J.P. Morgan Trust Company, N.C. as co-Trustee exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
116	Farouk Arjani as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
117	Carol Ann Bartz as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
118	Nanon de Gaspé Beaubien-Mattrick as Sole Shareholder and Officer exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
119	Asheem Chandna and Aarti Chandna as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
120	Ronald and Gayle Conway as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

121	Feng Deng and Birung Hu exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
122	David Dury and Anneke Dury as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
123

Barry Kramer, Laird H. Simons, III and Mark Stevens as Managing Members exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus. Fenwick & West, LLP, an affiliate of F&W Investments LLC – Venture Investors Series V, provides legal services to Google Inc.

124

John Cardoza, Mark Tanoory, Craig Daughrty, Kenn Guernsey and Jim Kiten as Managing Members exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

125	Bob Gunderson, Scott C. Dethmer, Brooks Stough and Jonathan Gleason all severally exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
126	Frank and Mary Gill exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
127	Steven Goldby and Florence Goldby exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
128	Charles A. Holloway and Christina A. Holloway exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
129	Kenneth L. Hausman and Hilary K. Hausman exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
130	Mark Royer as Fund Manager exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
131	Andrew M. Isaccs and Janet C. Kappmeyer as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
132	B.V. Jagadeesh exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
133	Joseph Ansanelli as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
134	Michael A. Klayko as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
135	Steven R. Kleiman and M. Helen Bradle as co-Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
136	Randall J. Kruep and Donna J. Kruep as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
137	John Clair as Partner exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
138	James K. Lau and Katherine S. Lau as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
139	Robert Lent and Francine Lent as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
140	Mark Lesslie as Managing Member exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
141	Michael E. Marks as Manager exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
142	Timothy Mott as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
143	Nicholas W. Mckeown and My T Le as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
144	Selina Y. Lo and Edith L. Martin exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
145	Nicholas G. Moore exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
146	Petra Michel as Sole Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
147	Brad O’Brien and Judith M. O’Brien as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
148	Dominic P. Orr exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

149	Joseph A. Prang exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
150	Wilfred J. Corrigan and Sean Corrigan exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
151	Paul L. Saffo and Jennifer Saffo as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
152	Mark Santora as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
153	Amit Shah as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
154	Roger A. Strauct as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
155	David Hitz as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
156	Godirzy Fong and Peggy Fong as General Partners exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
157

SVB Qualified Investors Fund, LLC is managed by SVB Financial Group through the QIF Management Committee. QIF Management Committee Members Ken Wilcox, Harry Kellogg, Marc Verissimo, Greg Becker and Mark Machennan exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus. SVB Qualified Investors Fund, LLC is an affiliate of SVB Securities, SVB Alliant and SVB Alliant Europe, each a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus.

158	Frank J. Marshall as General Partner exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
159	Louis R. Tomaseita as General Partner exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
160	Mark Royer as Fund Manager exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
161	Daniel J. Warmenhoven and Charmaine A. Warmenhoven as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
162	Gary E. Wimmer as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
163

WS Investment Management Co. (“Management”), a California corporation and wholly owned subsidiary of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), has sole voting and dispositive power over the shares held by WS Investment Company, LLC (2003A), except as may otherwise be required by Delaware law or the applicable operating agreement. Management operates under the direction of its board of directors and an investment committee appointed by its board. Mario Rosati, a member of the law firm of WSGR, is the Chairman and CEO of Management and the Chairman of the investment committee. WSGR provides legal services to Google Inc. The selling stockholder expects to transfer shares of Class A common stock to its members who may sell such shares without being named in this prospectus, provided that any such member shall not sell more than 500 such shares pursuant to this Registration Statement.

164

WS Investment Management Co. (“Management”), a California corporation and wholly owned subsidiary of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), has sole voting and dispositive power over the shares held by WS Investment Company, LLC (2003C), except as may otherwise be required by Delaware law or the applicable operating agreement. Management operates under the direction of its board of directors and an investment committee appointed by its board. Mario Rosati, a member of the law firm of WSGR, is the Chairman and CEO of Management and the Chairman of the investment committee. WSGR provides legal services to Google Inc.

165

WS Investment Management Co. (“Management”), a California corporation and wholly owned subsidiary of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), has sole voting and dispositive power over the shares held by WS Investment Company, LLC (2003D), except as may otherwise be required by Delaware law or the applicable operating agreement. Management operates under the direction of its board of directors and an investment committee appointed by its board. Mario Rosati, a member of the law firm of WSGR, is the Chairman and CEO of Management and the Chairman of the investment committee. WSGR provides legal services to Google Inc.

166	Jerry Chih-Yuan Yang as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus.
167	To the extent required, holders in this category shall be added by means of a prospectus supplement or a post-effective amendment to this Registration Statement.
168	Jim Labe as the Chief Executive Officer and Sajal Srivastava as the Chief Operating Officer of Triplepoint Capital LLC, jointly exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus.

169	WS Investment Management Co. (“Management”), a California corporation and wholly owned subsidiary of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), has sole voting and dispositive power over the shares held by WS Investment Company, LLC (2005A), except as may otherwise be required by Delaware law or the applicable operating agreement. Management operates under the direction of its board of directors and an investment committee appointed by its board. Mario Rosati, a member of the law firm of WSGR, is the Chairman and CEO of Management and the Chairman of the investment committee. WSGR provides legal services to Google Inc. The selling stockholder expects to transfer shares of Class A common stock to its members who may sell such shares without being named in this prospectus, provided that any such member shall not sell more than 500 such shares pursuant to this Registration Statement.
170

“WS Investment Management Co. (“Management”), a California corporation and wholly owned subsidiary of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), has sole voting and dispositive power over the shares held by WS Investment Company, LLC (2006A), except as may otherwise be required by Delaware law or the applicable operating agreement. Management operates under the direction of its board of directors and an investment committee appointed by its board. Mario Rosati, a member of the law firm of WSGR, is the Chairman and CEO of Management and the Chairman of the investment committee.” WSGR provides legal services to Google Inc.

171	To the extent required, holders in this category shall be added by means of a prospectus supplement or a post-effective amendment to this Registration Statement.
172

The total number of shares registered in this table exceeds the number of shares of Class A common stock being registered under this Registration Statement because the table includes expected transferees for Sequoia Capital XI, L.P. and Sequoia Technology Partners XI. The shares of Class A common stock will either be sold by Sequoia Capital XI, L.P. or Sequoia Technology Partners XI or their respective transferees.

PLAN OF DISTRIBUTION

The shares of Class A common stock listed in the table appearing in the “Selling Stockholders” section of this prospectus are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of Class A common stock covered by this prospectus does not mean, however, that those shares of Class A common stock necessarily will be offered or sold. We will not receive any of the proceeds from the sale of the Class A common stock by the selling stockholders.

The selling stockholders and their pledgees, assignees, donees, or other successors-in-interest who acquire their shares of Class A common stock after the date of this prospectus, may sell such shares of Class A common stock from time to time directly to purchasers or through underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	through The Nasdaq Global Select Market or on any national securities exchange or quotation service on which the shares of Class A common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the exercise of purchased or written options;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law and our insider trading policy.

In connection with sales of the Class A common stock or otherwise, a selling stockholder that is neither an employee of Google Inc. nor otherwise subject to our insider trading policy may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging the positions they assume and such selling stockholder may also sell short the shares of Class A common stock and deliver such shares to close out such short positions, or loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such securities.

If underwriters are used in a firm commitment underwriting, the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of Class A common stock that the selling stockholders will offer. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the shares of Class A common stock will be subject to conditions. The underwriters, if any, will purchase such shares on a firm commitment basis and will be obligated to purchase all of such shares.

The shares of Class A common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares of Class A common stock for whom they may act as agent. Underwriters may sell these shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of Class A common stock subject to the underwriting agreement from the selling stockholders at the public offering price stated in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of Class A common stock pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealer transactions may include:

•	purchases of the shares of Class A common stock by a broker-dealer as principal and resales of the shares of Class A common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

If dealers are utilized in the sale of shares of Class A common stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholders may also sell shares of the Class A common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of such shares and will list commissions payable by the selling stockholders to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may sell any of the shares of Class A common stock directly to purchasers. In this case, the selling stockholders may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of the shares of Class A common stock against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

The aggregate proceeds to the selling stockholders from the sale of the shares of Class A common stock offered by the selling stockholders hereby will be the purchase price of such shares less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Class A common stock to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares of Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of Class A common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of such shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of Class A common stock by the selling stockholders. We do not assure you that the selling stockholders will sell any or all of the shares of Class A common stock offered by it pursuant to this prospectus. In addition, we do not assure you that the selling stockholders will not transfer, devise or gift the shares of Class A common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this Registration Statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus some of the information we file with the Commission, which means that we can disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future Commission filings that are incorporated by reference into this prospectus will automatically update this prospectus, and any information included directly in this prospectus shall update and supersede the information contained in past Commission filings incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 16, 2006;

•

Our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as filed with the Commission on May 10, 2006, August 9, 2006 and November 8, 2006, respectively;

•

Our Current Reports on Form 8-K filed with the Commission on January 17, 2006 (with respect to Item 1.01 only), January 23, 2006, March 7, 2006, March 16, 2006, March 29, 2006, April 3, 2006, June 14, 2006, October 5, 2006, October 12, 2006, November 17, 2006, December 13, 2006 and February 2, 2007; and

•

The description of our Class A common stock contained in Google’s Registration Statement on Form 10 as filed with the Commission on July 7, 2004 pursuant to Section 12(g) of the Exchange Act and effective as of June 28, 2004.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the Commission.

You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for such copies should be directed to our Investor Relations department, at the following address:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or Commission. You may read and copy any materials we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-888-SEC-0330 for further information about the public reference room. The Commission also maintains an internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

Our internet address is www.google.com and the investor relations section of our website is located at http://investor.google.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The shares of Class A common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A common stock.

This prospectus is part of a registration statement that we filed with the Commission, using a “shelf” registration process under the Securities Act. Under the shelf registration process, certain selling stockholders may offer from time to time up to an aggregate of 3,233,464 shares of Class A common stock received by them directly or indirectly from Google Inc. in our acquisition of YouTube, Inc. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Google Inc. and the shares of Class A common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth fees and expenses payable by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All amounts set forth below are estimates. All of such expenses are being borne by the registrant.

Amount to be Paid
Commission registration fee	$163,337
Printing fees	5,000
Legal fees and expenses	150,000
Accounting fees and expenses	10,000
Miscellaneous	5,000

Total	$333,337

Item 15. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware

General Corporation Law and that allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The Investor Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In connection with an offering of the securities registered hereunder, the registrant may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included herein or incorporated herein by reference:

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by reference herein
		From	Date
1.01	Form of Underwriting Agreement *

3.01	Third Amended and Restated Certificate of Incorporation of registrant as filed August 24, 2004	Registration Statement on Form S-l, as amended (File No. 333-114984)	August 9, 2004

3.02	Amended and Restated Bylaws of registrant, effective as of August 24, 2004	Registration Statement on Form S-l, as amended (File No. 333-114984)	August 9, 2004

4.01	Investor Rights Agreement dated May 31, 2002	Registration Statement on Form S-l, as amended (File No. 333-114984)	April 29, 2004

4.01.1	Amendment to Investor Rights Agreement dated August 17, 2004	Registration Statement on Form S-l, as amended (File No. 333-114984)	August 18, 2004

4.02	Specimen Class A Common Stock certificate	Registration Statement on Form S-l, as amended (File No. 333-114984)	August 18, 2004

4.03	Registration Rights Agreement dated October 9, 2006	Filed herewith

5.01	Opinion of Simpson Thacher & Bartlett LLP	Filed herewith

23.01	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.02	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.01 to this Registration Statement)	Filed herewith

24.01	Power of Attorney (incorporated by reference to the signature page of this Registration Statement)	Filed herewith

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference, if applicable.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 7th day of February 2007.

GOOGLE INC.

By:	/s/ ERIC E. SCHMIDT
Eric E. Schmidt
Chairman of the Executive Committee and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric Schmidt and George Reyes, and each of them acting individually, as his attorney in fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 7th day of February 2007 by the following persons in the capacities indicated:

Signature	Title	Date

/s/ ERIC E. SCHMIDT Eric E. Schmidt	Chairman of the Executive Committee and Chief Executive Officer (Principal Executive Officer)	February 7, 2007

/s/ GEORGE REYES George Reyes	Chief Financial Officer (Principal Financial and Accounting Officer)	February 7, 2007

/s/ SERGEY BRIN Sergey Brin	President of Technology, Assistant Secretary and Director	February 7, 2007

/s/ LARRY PAGE Larry Page	President of Products, Assistant Secretary and Director	February 7, 2007

/s/ L. JOHN DOERR L. John Doerr	Director	February 7, 2007

/s/ MICHAEL MORITZ Michael Moritz	Director	February 7, 2007

/s/ K. RAM SHRIRAM K. Ram Shriram	Director	February 7, 2007

/s/ JOHN L. HENNESSY John L. Hennessy	Director	February 7, 2007

/s/ ARTHUR D. LEVINSON Arthur D. Levinson	Director	February 7, 2007

/s/ PAUL S. OTELLINI Paul S. Otellini	Director	February 7, 2007

/s/ SHIRLEY TILGHMAN Shirley Tilghman	Director	February 7, 2007

/s/ ANN MATHER Ann Mather	Director	February 7, 2007

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by reference herein
		From	Date
1.01	Form of Underwriting Agreement *

3.01	Third Amended and Restated Certificate of Incorporation of registrant as filed August 24, 2004	Registration Statement on Form S-l, as amended (File No. 333-114984)	August 9, 2004

3.02	Amended and Restated Bylaws of registrant, effective as of August 24, 2004	Registration Statement on Form S-l, as amended (File No. 333-114984)	August 9, 2004

4.01	Investor Rights Agreement dated May 31, 2002	Registration Statement on Form S-l, as amended (File No. 333-114984)	April 29, 2004

4.01.1	Amendment to Investor Rights Agreement dated August 17, 2004	Registration Statement on Form S-l, as amended (File No. 333-114984)	August 18, 2004

4.02	Specimen Class A Common Stock certificate	Registration Statement on Form S-l, as amended (File No. 333-114984)	August 18, 2004

4.03	Registration Rights Agreement dated October 9, 2006	Filed herewith

5.01	Opinion of Simpson Thacher & Bartlett LLP	Filed herewith

23.01	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.02	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.01 to this Registration Statement)	Filed herewith

24.01	Power of Attorney (incorporated by reference to the signature page of this Registration Statement)	Filed herewith

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference, if applicable.